Exhibit 10.1

Execution Version

PREFERRED STOCK SUBSCRIPTION AGREEMENT

THIS PREFERRED STOCK SUBSCRIPTION AGREEMENT (as may be amended or modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into on May 25, 2012, by and among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”), RW LSG HOLDINGS LLC, a Delaware limited liability company (the “Primary Investor”) and the undersigned Purchasers (together with Primary Investor, the “Purchasers”).

WHEREAS, the Company has authorized two new series of preferred shares designated the “Series H Convertible Preferred Stock” (“Series H Preferred Stock”) and “Series I Convertible Preferred Stock” (“Series I Preferred Stock” and together with the Series H Preferred Stock, the “Preferred Shares”), which will each be convertible into shares of common Stock, $0.001 par value per share, of the Company (“Common Stock”) in accordance with the terms of the Certificate of Designation governing the Series H Preferred Stock, in the form attached hereto as Exhibit A (the “Series H Certificate of Designation”), or the Series I Preferred Stock, in the form attached hereto as Exhibit B (the “Series I Certificate of Designation”), as applicable;

WHEREAS, the Company desires to sell to each Purchaser and each Purchaser desires to buy from the Company the number of Preferred Shares of the series of Preferred Shares set forth on Schedule A hereto, each at a purchase price of $1,000 per share and a stated value of $1,000 per share, on the terms set forth herein; and

WHEREAS, certain capitalized terms as used herein shall have the meaning set forth in Section 6(a) hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Preferred Shares.

(a) Payment for Preferred Shares; Delivery of Certificates. Subject to the provisions of this Agreement, and relying upon the representations, warranties and covenants set forth herein, each Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to each Purchaser, the number of Preferred Shares set forth beside such Purchaser’s name on Schedule A attached hereto (the “Purchased Shares”), free and clear of all Liens, for aggregate consideration equal to the total consideration set forth beside such Purchaser’s name on Schedule A attached hereto (the “Purchase Price”). The closing of the purchase and sale of the Purchased Shares by each Purchaser (the “Closing”) shall occur concurrently with the execution hereof. At the Closing: (i) each Purchaser shall transmit, or cause to be transmitted, by wire transfer of immediately available funds to the Company, in accordance with the wire transfer instructions previously delivered to each Purchaser an amount equal to such Purchaser’s Purchase Price, (ii) the Company will deliver to each Purchaser certificates representing such Purchaser’s Purchased Shares in accordance with this Agreement, registered in the name of each Purchaser in such denominations as such Purchaser shall request, (iii) each Purchaser shall deliver to the Company each of the Transaction Documents to which such

Purchaser (and with respect to Primary Investor, Riverwood Management), is a party, duly executed by such Purchaser and/or Riverwood Management, as applicable, (iv) the Company shall deliver or cause to be delivered to each Purchaser each of the Transaction Documents to which the Company and such Purchaser is a party, duly executed by each party thereto other than such Purchaser and Riverwood Management, and (v) the Company shall cause to be delivered to each Purchaser an opinion of Haynes and Boone, LLP, counsel for the Company, in form and substance satisfactory to Primary Investor.

(b) Use of Purchase Price. Subject to the terms of the Series G Certificate of Designation, the proceeds of the aggregate Purchase Price paid by all Purchasers shall be used by the Company for general corporate purposes, and up to $16.3 million of such proceeds may be used towards the redemption of preferred member interests held by Continental Casualty Company (or an Affiliate thereof) in LCGS Holdings LLC, pursuant to the terms of such preferred member interests.

2. Company Representations and Warranties. The Company hereby represents and warrants to each Purchaser as of the date hereof as follows, qualified by any specific disclosures made by the Company in the disclosure schedule of even date herewith delivered by the Company to each Purchaser simultaneously with the execution hereof, referencing the particular subsection of this Section 2 (the “Disclosure Schedule”). The disclosures in any section or subsection of the Disclosure Schedule shall qualify each of the other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections; provided that no disclosures in the Disclosure Schedule shall be deemed to qualify Section 2(h) unless referenced in Section 2(h) of the Disclosure Schedule:

(a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all licenses, permits and authorizations necessary to own its properties, rights and assets and carry on its business as presently conducted and is duly qualified to do business as a foreign entity and in good standing in each state or country, if any, in which failure to be so qualified would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

(b) Company Power. The Company has the requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by the Company hereunder. The Company has the requisite corporate power and authority under the Laws of the State of Delaware to own its properties and carry on its business as presently conducted.

(c) Subsidiaries. Section 2(c) of the Disclosure Schedule lists all Subsidiaries of the Company and their respective jurisdictions of incorporation (collectively, the “Company Subsidiaries” and each, a “Company Subsidiary”). The Company owns, directly or indirectly, all the shares of outstanding Capital Stock of each Company Subsidiary. There are no outstanding securities or rights convertible into or exchangeable for shares of any Capital Stock of any Company Subsidiary and there are no Contracts by which any Company Subsidiary is bound to issue additional shares of Capital Stock. All of the shares of Capital Stock of each of the Company Subsidiaries are duly and validly authorized, fully paid and non-assessable and are owned by the Company free and clear of any Lien with respect thereto. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, in each case except where the failure to be so licensed or qualified in any such jurisdiction would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No Company Subsidiary is subject to any restriction on its ability to make distributions to its owners.

(d) Authorization; Governmental Approvals.

i.	The execution and delivery of this Agreement and the other Transaction Documents, the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company, the issuance, sale and delivery of the Purchased Shares to each Purchaser in accordance with this Agreement and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) in accordance with the terms of the Series H Certificate of Designation or Series I Certificate of Designation, as applicable, have each been duly authorized by all necessary corporate action on the part of the Company.

ii.	Except for filings necessary for the sale of the Purchased Shares to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the stockholders of the Company, is necessary for (A) the valid execution and delivery of this Agreement by the Company, (B) the execution, issuance and delivery of the Purchased Shares or Conversion Shares, (C) the execution and delivery by the Company of the other Transaction Documents or (D) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

(e) Capital. The Purchased Shares will have the voting powers, designation, preferences, rights and privileges, and the qualifications, limitations and restrictions thereof, set forth in the Series H Certificate of Designation or Series I Certificate of Designation, as applicable. The Company has reserved for issuance the Conversion Shares. The Purchased Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than restrictions on transfer or Liens under the applicable state and federal securities Laws and pursuant to the Series H Certificate of Designation or Series I Certificate of Designation, as applicable. The issuance and sale of the Purchased Shares is not subject, and will not be subject, to any preemptive rights. The Conversion Shares have been duly authorized, validly reserved for issuance, and upon issuance in accordance with the terms hereof and the provisions of the Series H Certificate of Designation or Series I Certificate of Designation, as applicable, will be duly authorized, validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than the restrictions on transfer or Liens under the applicable state and federal securities Laws and pursuant to the Series H Certificate of Designation or Series I Certificate of Designation, as applicable, and will not be subject to any preemptive rights.

(f) Validity and Binding Effect; No Conflicts. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company does not (i) conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (A) any provision of the organizational documents or Bylaws of the Company or any Company Subsidiary; (B) any Contract, Permit or Order to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound; (C) any Law to which the Company or any Company Subsidiary is subject or by which the Company or any Company Subsidiary or any of their respective properties is bound or; (ii) result in the creation or imposition of any Lien upon the properties or assets of the Company or any Company Subsidiary; other than in the case of the foregoing clauses (i)(B), (i)(C) and (ii), such requirements, conflicts, violations, breaches or rights which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Other than those which have been obtained or made, no Consent of any other Person is required on the part of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby.

(g) Capitalization.

i.

Section 2(g)(i) of the Disclosure Schedule sets forth, a true, complete and correct listing of the following, immediately prior to the open of business on the date hereof: (i) the authorized capitalization of the Company, the number of shares of each class of Capital Stock of the Company issued and outstanding and the number of shares reserved for issuance in connection with the Company’s stock option plans or otherwise, and (ii) all options, warrants, rights to subscribe to, calls, contracts, undertakings, arrangements, Contracts and commitments to issue which may result in the issuance of Capital Stock of the Company or other securities convertible into or exchangeable for shares of Capital Stock (the “Derivative Securities”), including the applicable exercise price of such

Derivative Securities. Except as set forth in Section 2(g) of the Disclosure Schedule, as of the open of business on the date hereof, there are (A) no outstanding shares of Capital Stock of, or other equity or voting interest in, the Company, (B) no outstanding Derivative Securities, (C) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (A), (B) and (C), together with the Capital Stock of the Company, being referred to collectively as “Company Securities”) and (D) no other obligations by the Company or any of Company Subsidiary to make any payments based on the price or value of any Company Securities. Except as set forth in Section 2(g) of the Disclosure Schedule, there are no outstanding Contracts of any kind which obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All of the issued and outstanding shares of the Company’s Capital Stock have been and all shares reserved for issuance will on issuance be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 2(g) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock. Except as set forth in Section 2(g) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement relating to the voting of, transfer of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company, including any Contract granting any Person the right to require the Company to file a registration statement under the 1933 Act (as defined below) or to require the Company to include any securities in any other registration statement filed by the Company under the 1933 Act.

ii.	After giving pro forma effect to the transactions contemplated hereby, Section 2(g)(ii) attached hereto sets forth, as of the close of business on the Business Day immediately preceding the date hereof, a true, complete and correct listing of all the Company’s outstanding: (i) shares of the Common Stock and (ii) Derivative Securities, including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan or the Company’s 2011 Employee Stock Purchase Plan.

(h) SEC Reports; Financial Statements.

i.

As of its filing date, the Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 16, 2012, as amended by the Form 10-K/As filed with the SEC on April 30, 2012, and May 3, 2012 (the “2011 Form 10-K”), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder. The Company has filed all other reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the 1933 Act or the 1934 Act prior to the date hereof (all such reports and statements required to be filed on or after January 1, 2011 are collectively referred to herein together with the 2011 Form 10-K as the “Company SEC Documents”). As of their respective dates, the Company SEC Documents, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which the Company SEC Documents were filed, and, except to the extent that information contained in any Company SEC Document has been revised or superseded by a document the Company subsequently filed with the SEC, the Company SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document. Neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

ii.

(A) The financial statements (including the notes related thereto) included in the Company SEC Documents, including the 2011 Form 10-K, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, the rules of the SEC or policy or applicable Law. (B) The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 included in the 2011 Form 10-K reflects, in each case as of December 31, 2011, all amounts borrowed and indebtedness incurred under the Debt Facilities or otherwise by the Company or any Company Subsidiary, and all loans or advances made by the Company or any Company Subsidiary to any Person.

iii.	The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that are designed to (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company’s Board of Directors (the “Board”) and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. Except as set forth in Section 2(h)iii of the Disclosure Schedule or disclosed in the Company SEC Documents, neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (1) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and the Company Subsidiaries, taken as a whole, or (2) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(i) Absence of Certain Developments. Except as set forth in Section 2(i) of the Disclosure Schedule, since December 31, 2011:

i.	neither the Company nor any Company Subsidiary has borrowed any amount, incurred any indebtedness under the Debt Facilities or otherwise or become subject to any contingent obligations, or made any loans or advances to any Person;

ii.	no change, development, event, effect, condition or contingency has occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

iii.	neither the Company nor any Company Subsidiary has transferred, issued, sold, encumbered, pledged, or disposed of any shares of their Capital Stock or granted any options, warrants, calls or other rights to purchase or otherwise acquire shares of their Capital Stock other than under the Company’s employee stock option plans and the dissolution of former Company Subsidiaries, or declared or made any payment or distribution of cash or other property with respect to shares of their Capital Stock, or purchased or redeemed any shares of Capital Stock;

iv.	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property of the Company or any Company Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

v.	neither the Company nor any Company Subsidiary has entered into, modified or amended any Material Contract, or terminated any Contract that would have been a Material Contract if such Contract were in effect as of the date hereof other than as disclosed by the Company in the Company SEC Documents; and

vi.	neither the Company nor any Company Subsidiary has amended its Certificate of Incorporation, Bylaws or other organizational documents except as contemplated by this Agreement.

(j)	Preferred Stock Exemption. The offer and sale of the Purchased Shares by the Company to each Purchaser pursuant to and in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act. Neither the Company nor any Person acting at its direction has taken any action (including any offering of any securities or Capital Stock of the Company under circumstances which would require the integration of such offering with the offering of any of the Purchased Shares pursuant to this Agreement under the 1934 Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance, exchange or sale of any of the Purchased Shares to any Purchaser pursuant to this Agreement to the registration requirements of the 1934 Act.

(k)	Debt Facility Compliance. Except to the extent waived or otherwise cured in accordance with the terms thereof, the Company has complied in all material respects with the covenants set forth in (i) that certain Loan Security Agreement, dated as of November 22, 2010, by and among the Company, the guarantors and lenders from time to time party thereto, Wells Fargo Bank, National Association, as agent, and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner (the “Credit Facility”), including without limitation Section 4 thereof, and (ii) that certain Second Lien Letter of Credit, Loan and Security Agreement, dated September 20, 2011, by and among the Company, as borrower, the guarantors and lenders party from time to time thereto and Ares Capital Corporation, as agent (the “LC Facility” and together with the Credit Facility, the “Debt Facilities”). Immediately following the consummation of the transactions contemplated hereby, the Company will be in compliance in all material respects with the covenants set forth in the Debt Facilities. Immediately following the repayment of any Purchase Price required under Section 9.7(b)(iii)(D) of the Credit Facility, the Company will be able to redraw amounts equal to at least such Purchase Price.

(l)	No Brokers. Except as set forth in Section 2(l) of the Disclosure Schedule, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee as a result of actions taken by the Company or its Affiliates, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

(m)	Litigation. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened, that question the validity of this Agreement or the Transaction Documents or any action taken or to be taken by the Company or any Company Subsidiary in connection with the consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Documents or in Section (m) of the Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or any of their respective properties or assets, at Law or in equity, involving claims of more than $50,000 or that if determined adversely to the Company or any Company Subsidiary would, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect. There is no outstanding or, to the knowledge of the Company, threatened, Order of any Governmental Body against the Company or any Company Subsidiary or any of their respective properties or assets. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

(n)	Employee Benefit Plans.

i.	With respect to any Benefit Plan, no Legal Proceeding has been asserted, instituted, or, to the knowledge of the Company, is threatened or anticipated (other than routine claims for benefits, and appeals of such claims) that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

ii.	Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, rules and regulations.

iii.

Neither the Company, any Company Subsidiary, nor any other entity which, together with the Company or any Company Subsidiary would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had an obligation at any time to sponsor, maintain or contribute to, or has had or has any liability in respect of any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA), or any other plan which is subject to Section 4063, 4064 or 4069 of ERISA. Neither the Company nor any Company Subsidiary has any material liability under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Except as required by Section 4980B of the Code or any similar state or local Law, no Benefit Plan provides any post-retirement or post-employment medical, disability or life insurance benefits or coverage to any Person.

iv.	Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, with respect to any Benefit Plan, (i) there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to any tax or penalty imposed by Section 502 of ERISA, Section 4975 of the Code or otherwise, and (ii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, Lien, penalty or liability imposed by or under any applicable Laws, rules and regulations, including ERISA and the Code.

v.	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in combination with any other event, and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee, or (ii) give rise to any other liability or funding obligation under any Benefit Plan or otherwise, including liability for severance pay, unemployment compensation or termination pay.

vi.	Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Benefit Plan.

(o)	Labor Relations.

i.	Except as set forth in Section 2(o) of the Disclosure Schedule (A) no current Company Employee is represented by a union; (B) to the knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted; (C) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor contract; and (D) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries currently is subject to or threatened by, a strike, picket, work stoppage, work slowdown or other material labor dispute.

ii.	Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (A) each of the Company and each of the Company Subsidiaries is in material compliance with all applicable Laws relating to employment and (B) neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months which remains unsatisfied.

(p)	Compliance with Laws; Certain Operations. The Company and the Company Subsidiaries are in compliance in all material respects with all material Laws and Orders promulgated by any Governmental Body applicable to the Company and the Company Subsidiaries or to the conduct of the business or operations of the Company and the Company Subsidiaries or the use of their rights, properties (including any leased properties) and assets. Neither the Company nor any Company Subsidiary has received any written notice of violation or alleged material violation of any such Law or Order by any Governmental Body in any material respect that has not been resolved. Neither the Company nor any Company Subsidiary has received written notice that it is the subject of an investigation by any Governmental Body which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of the Company Subsidiaries have all Permits necessary for the conduct of their business, except where the failure to have such Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(q)	Real Property and Assets. The Company or a Company Subsidiary has good and valid title to, or has a valid leasehold interest in, or has a valid license to use, the real property, tangible properties and physical assets used by it and necessary for the conduct of its business as presently conducted, located on its premises or shown on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 as included in the 2011 Form 10-K or acquired thereafter (except for properties and assets disposed of in the ordinary course of business since December 31, 2011), free and clear of all Liens that would materially affect the value thereof or materially interfere with the use made thereof.

(r)

Tax Matters. There are no material Taxes due and payable by the Company or any Company Subsidiary which have not been timely paid. Except as set forth in Section 2(r) of the Disclosure Schedule, all Tax Returns required to be filed by, or on behalf of, the Company and the Company Subsidiaries have been timely filed, and all such Tax Returns were true, correct and complete in all material respects. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not as of the filing date of the 2011 Form 10-K exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the 2011 Form 10-K and (ii) will not exceed that reserve in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing Tax Returns. Each of the Company and each Company Subsidiary has duly and timely withheld and paid over to the appropriate Governmental Body all material Taxes and other amounts required to be so withheld and paid over for all periods under all applicable Laws. Except for Liens for Taxes not yet due and payable, no Liens for Taxes exist upon the assets of the Company or any of the Company Subsidiaries. No material audits, investigations or other proceedings are pending or being conducted with respect to Taxes of the Company or the Company Subsidiaries. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. As of the date hereof, neither the Company nor any of the Company Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated Tax Return (other than an affiliated or consolidated group of which the Company was the parent) or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. Neither the Company nor any of the Company Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the date of the Closing as a result of (i) a change in method of accounting occurring prior to the date of the Closing; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the date of the Closing; (iii) a prepaid amount received, or paid, prior to the date of the Closing; (iv) deferred gains arising prior to the date of the Closing; or (v) an election under Section 108(i) of the Code. Neither the Company nor any Company Subsidiary is a party to, or is bound by or subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(s)	Material Contracts. The Company and the Company Subsidiaries are not a party to or bound by any of the following Contracts except as described in or filed as an exhibit to the Company SEC Documents (each, including any such Contracts listed in the Company SEC Documents, a “Material Contract,” and collectively, the “Material Contracts”):

i.	any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit to or by the Company, other than accounts receivables and payables in the ordinary course of business and travel and similar advances to employees in the ordinary course of business consistent with past practice;

ii.	any joint venture, partnership, limited liability company, strategic alliance or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture;

iii.	any Contracts relating to all mergers, consolidations, recapitalizations, reorganizations or similar transactions, or any acquisitions or dispositions material to the Company, currently contemplated by the Company or that provide any ongoing material liabilities for payment of money, retention of liabilities, assets sold, indemnification or otherwise;

iv.	any Contract providing for the payment by the Company or the Company Subsidiaries of an amount in excess of $150,000 or to the Company or the Company Subsidiaries of an amount in excess of $150,000;

v.	non-competition, non-solicitation or exclusive dealing Contracts or other Contracts that restrict or limit or purport to restrict or limit in any material respect the ability of the Company or any of its Affiliates to solicit customers, potential employees or the manner or location in which the business of the Company or any of its Affiliates may be conducted;

vi.	any Contract the benefits of which will be increased by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

vii.	any other Contract the termination of which, or default under which, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Each of the Material Contracts to which the Company or any Company Subsidiary is a party is in full force and effect, and to the knowledge of the Company, the other party thereto. Neither the Company, nor to the knowledge of the Company, any other party to a Material Contract to which the Company or any Company Subsidiary is a party, is in breach or violation of, or in default under, any such Material Contract to which it is a party and no event has occurred that, individually or in the aggregate, with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, the Company Subsidiaries or, to the knowledge of the Company, by any other party thereto.

(t)

Intellectual Property. Except as set forth in Section 2(t) of the Disclosure Schedule, the Company and the Company Subsidiaries own, have the right to use or can acquire on commercially reasonable terms, all patents, inventions, trademarks, trade names, domain names, trade secrets, know-how, copyrights, software, code, systems, websites, networks, databases and all other intellectual property rights (“Intellectual Property”) necessary to carry on its business as currently conducted. All registered or currently applied for Intellectual Property owned by the Company or any Company Subsidiary is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable. The Company and the Company Subsidiaries own or have the right to use, all Intellectual Property necessary for the conduct of its business as presently conducted. The conduct of the Company’s and the Company Subsidiaries’ business does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any Person,

there are no claims (including cease and desist letters or invitations to take a patent license) alleging the same. To the knowledge of the Company, no Person is Infringing any Intellectual Property of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have taken reasonable security measures to protect and maintain their material Intellectual Property, and all Persons who have created, invented or contributed to material Intellectual Property of the Company and any Company Subsidiary have assigned to the Company or a Company Subsidiary all of their rights therein.

(u) Illegal Payments. The Company has never made any illegal payment of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to the United States or any foreign national, state or local Governmental Body, employees or agents.

(v) Related Party Transactions. No transaction has occurred or relationship exists between or among the Company or any Company Subsidiary, on the one hand, and any of their respective related persons or Affiliates, on the other hand, that is required under Item 404 of Regulation S-K of the Securities Act to be described in the Company SEC Documents that is not so described therein. Section 2(v) of the Disclosure Schedule sets forth any Contracts or other transactions (i) between Pegasus and any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary or any other Affiliate or related person of the Company, on the other hand; and (ii) between Pegasus and any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any other Person to the extent such Contract is on behalf of or for the benefit of the Company or any Company Subsidiary, and to the extent not described in the 2011 Form 10-K. As used in this Section 2(v), “related person” shall have the meaning set forth in Item 404 of Regulation S-K promulgated under the Securities Act.

(w) Insurance. Section 2(w) of the Disclosure Schedule provides a complete list of the Company’s fire and casualty, errors and omissions, directors and officers, or any other material insurance policy, currently in effect. The policies listed in Section 2(w) of the Disclosure Schedule are in full force and effect, all premiums thereon have been paid when due, and, to the knowledge of the Company, the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company has not received any notice of default, cancellation or non-renewal with respect to any such policy or arrangement nor, to the knowledge of the Company, has the termination of any such policy or arrangement been threatened.

(x) Not an “Investment Company.” The Company and the Company Subsidiaries are not, nor are they directly or indirectly controlled by or acting on behalf of any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(y) Anti-takeover Provisions Not Applicable. No “moratorium,” “control share,” “fair price,” “takeover,” “business combination” or “interested shareholder” or other similar anti-takeover statute or regulation (including any provision of the Company’s Certificate of Incorporation or Bylaws) is applicable to the transactions contemplated by (and the Company and the Board have taken all necessary action, if any, in order to render any such statute, regulation or provision inapplicable to the Purchasers) this Agreement and/or the Transaction Documents.

3. Purchaser Representations and Warranties. Each Purchaser, severally and not jointly, represents and warrants with respect to itself to the Company as follows:

(a) Such Purchaser has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder, and to purchase, acquire and accept delivery of the Purchased Shares.

(b) The Purchased Shares are being acquired for such Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(c) Such Purchaser is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Shares. Such Purchaser understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. Such Purchaser has carefully considered and has, to the extent such Purchaser deems necessary, discussed with such Purchaser’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Shares.

(d) Such Purchaser is able to bear the economic risk of its investment in the Purchased Shares for an indefinite period of time because the Purchased Shares have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. Such Purchaser: (i) understands and acknowledges that the Purchased Shares being issued to such Purchaser have not been registered under the 1933 Act, nor under the securities Laws of any state, nor under the Laws of any other country and (ii) recognizes that, other than with respect to the Company SEC Documents, no public agency has passed upon the accuracy or adequacy of any information provided to such Purchaser or the fairness of the terms of its investment in the Purchased Shares.

(e) Such Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Shares and has had full access to such other information concerning the Company as has been requested.

(f) This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Purchaser is a party or any judgment, order or decree to which such Purchaser is subject.

(g) Such Purchaser became aware of the offering of the Purchased Shares other than by means of general advertising or general solicitation.

(h) Such Purchaser is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

(i) Such Purchaser acknowledges that the certificates for the Purchased Shares will contain a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Subject to any lock-up or other similar agreement that may apply to the Purchased Shares as may be specifically agreed to with an applicable Purchaser, the requirement that the Purchased Shares contain the legend set forth in clause (i) above shall cease and terminate when such shares are transferred pursuant to Rule 144 promulgated under the 1933 Act. Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing such legend, shall, at its own expense (without the need for any opinion of counsel for a Purchaser), deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing such legend.

4. Additional Agreements.

(a) Rollover Rights. Each Purchaser acknowledges solely on behalf of itself the rights of the holders of the Company’s Series G Preferred Stock to exchange the Liquidation Value (as defined in the Certificate of Designation of the Series G Preferred Stock) of the Series G Preferred Stock for Series H Preferred Stock or Series I Preferred Stock (the “Rollover Rights”) pursuant to Section 4 of the Certificate of Designation of the Series G Preferred Stock as filed with the Secretary of State of the State of Delaware on December 1, 2011, as amended by the Certificate of Increase of Series G Preferred Stock filed with the Secretary of State of the State of Delaware on February 24, 2012 and the Series G Subscription Agreements. The Company represents and warrants to each of the Purchasers that each holder of Series G Units provided representations and warranties substantially identical to those set forth in Section 5 of the Series G Unit Subscription Agreement, dated December 1, 2011, by and among the Company, PCA LSG Holdings, LLC, Pegasus Partners IV, L.P., LSGC Holdings II LLC, Ensemble Lights, LLC, Belfer Investment Partners L.P., Lime Partners, LLC, Mark Kristoff and Alan Docter, to, and for the benefit of, the Company in connection with their purchase or acquisition of such Series G Units. As of the date hereof, holders of Series G Preferred Stock have exercised Rollover Rights to exchange (x) 4,346 shares of Series G Preferred Stock for shares of Series H Preferred Stock and (y) 49,995 shares of Series G Preferred Stock for shares of Series I Preferred Stock. As of the date hereof, holders of all outstanding shares of Series G Preferred Stock have exercised the Rollover Rights and no shares of Series G Preferred

Stock will be outstanding immediately following the Closing. Promptly following the date hereof, the Company shall file a Certificate of Elimination to the Certificate of Incorporation eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation of the Series G Preferred Stock (the “Certificate of Elimination”). No Purchaser shall object to and each Purchaser shall take all commercially reasonable actions to permit the Company to effect the exchanges of Series G Preferred Stock pursuant to the Rollover Rights and effect the transactions contemplated by the Certificate of Elimination as provided in this Section 4(a).

(b) Purchase Covenant. Each Purchaser agrees, severally and not jointly as to itself, not to make any sale, transfer or other disposition of the Purchaser Shares in violation of the 1933 Act, the 1934 Act, the rules and regulations promulgated thereunder or any applicable securities Laws.

(c) Purchaser Expenses. The Company shall pay up to $750,000 in the aggregate of Primary Investor’s reasonable and documented out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by Primary Investor to the extent that such fees and expenses relate to services rendered in conjunction with Primary Investor’s investment in the Series H Preferred Stock.

(d) Tax Provision. The Company and each Purchaser intend that for U.S. federal, state and local income tax purposes, the Series H Preferred Stock and Series I Preferred Stock will be treated as equity and each of the Company and each Purchaser agrees that it will not take any position to the contrary with respect to any Preferred Shares it acquires pursuant to the terms of this Agreement.

(e) Primary Investor Information Rights. For so long as Primary Investor owns in the aggregate at least 10,000 shares of Series H Preferred Stock (or the equivalent amount of Conversion Shares), during normal business hours, the Company shall provide to Primary Investor reasonable access to customary information, access and inspection rights, including delivering to Primary Investor the following information (collectively, the “Public Company Information”):

i.	on an annual basis and promptly after it has been made available (but no later than 30 days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case to the extent and in such manner and form prepared by or for the Company’s Board;

ii.	on an annual basis and promptly after it has been made available (but no later than 75 days after the end of each fiscal year), annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iii.	on a quarterly basis and promptly after it has been made available (but in no event later than 40 days after the end of each quarter), unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iv.	final drafts of monthly management and operating reports of the Company as reasonably requested by the Primary Investor to the extent and in such manner and form prepared by or for the Company’s chief executive officer and/or provided to the Board; and

v.	such other financial, management and operating reports and information reasonably requested by Primary Investor, including all such information as required for customary reporting to the limited partners of Primary Investor’s Affiliates and for tax reporting purposes.

In addition, for so long as Primary Investor owns in the aggregate at least 2,500 shares of Series H Preferred Stock (or the equivalent amount of Conversion Shares), the Primary Investor shall have the right to designate up to two non-voting board observers who will be entitled to attend all meetings of the Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board; provided, that such observers shall have no voting rights with respect to actions taken or elected not to be taken by the Board; provided, further, that the Company shall be entitled to exclude such observer from such portions of a meeting of the Board to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege or if the matter to be discussed at such Board meeting is one in which such observer or its Affiliates has a conflict of interest with the Company.

In addition, in the event that the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, the Company shall also deliver the following to Primary Investor (collectively, the “Private Company Information” and together with the Public Company Information, the “Company Information”):

vi.	as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (to the extent practicable), (A) a consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent it shall be available) with the opinion of the independent registered public accounting firm selected by the Company’s Audit Committee with respect to such financial statements; and

vii.

in lieu of providing the information required under the foregoing Section 4(e)vi, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter (to the extent practicable), an unaudited consolidated balance sheet of the Company and the

Company Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP.

Primary Investor, and each Affiliate of Primary Investor, receiving Company Information hereunder shall keep such Company Information confidential and shall not provide access to such Company Information to any other Person; provided, that Primary Investor may provide access to such Company Information (A) to its agents, employees, directors, officers, trustees, partners, Affiliates, attorneys, accountants, advisors, auditors, portfolio management services and investors having an obligation of confidentiality to Primary Investor in the ordinary course of Primary Investor’s business; (B) to prospective transferees or purchasers of any of the Purchased Shares held by Primary Investor; provided, that any such prospective transferee or purchaser shall have agreed to keep the same confidential in accordance with the provisions of this Section 4; (C) as required by Law, subpoena, judicial order or similar legal process; provided, that Primary Investor shall notify the Company prior to disclosure if permitted by Law; (D) in connection with any litigation related to any Transaction Document or other agreement between Primary Investor or any of its Affiliates and the Company or any of its Affiliates or in connection with the exercise of any right or remedy under any such Transaction Document or agreement; and (E) as may be required in connection with the examination, audit or similar investigation of Primary Investor or with respect to a request from any Governmental Body having jurisdiction over Primary Investor. The foregoing confidentiality restriction shall not apply to any Company Information that is in the public domain, becomes part of the public domain after disclosure to Primary Investor other than due to a breach by Primary Investor of this Section 4, was within Primary Investor’s possession or developed by it prior to being furnished with such information as evidenced by Primary Investor’s records, or becomes available to Primary Investor on a non-confidential basis from a source other than the Company.

(f) Purchaser Information Rights. The Company shall provide each Purchaser who on the date hereof purchases, and for so long thereafter as such Purchaser continues to beneficially own, at least 5,000 Preferred Shares with the following information:

i.	In the event the Company is obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC and fails to file any such Form 10-K or Form 10-Q within 60 days of the then-applicable filing deadline (as extended by Rule 12b-25 of the 1934 Act), then upon the written request of such Purchaser, the Company shall promptly provide such Purchaser (collectively, the “Late Company Information”):

1.	in the case of a late Form 10-K, annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board; and

2.	in the case of a late Form 10-Q, unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

ii.	In the event the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, the Company shall deliver the Private Company Information to such Purchaser.

Any such Purchaser receiving the Late Company Information or the Private Company Information hereby agrees on behalf of itself and its Affiliates to keep such Late Company Information and the Private Company Information confidential in the same manner, and to the same extent, as Primary Investor has agreed to keep Company Information confidential pursuant to Section 4(e) of this Agreement.

(g) Effect of Qualified Public Offering. After consummation of a Qualified Public Offering, to the fullest extent permitted by the 1934 Act, the rules of The Nasdaq Stock Market or the New York Stock Exchange, as applicable, on which the Common Stock is listed or traded and any other applicable Laws, for so long as Primary Investor and its Affiliates own in the aggregate Common Stock issued upon conversion of at least 10,000 shares of Series H Preferred Stock:

i.	Primary Investor shall have the right to designate at each annual or special meeting of stockholders of the Company at which members of the Board are to be elected, and the Company shall nominate and recommend for election at such meeting, that number of nominees (rounded to the nearest whole number) equal to the product of (x) the total number of members then comprising the full Board and (y) the percentage of the Company’s outstanding Capital Stock beneficially owned at such time by Primary Investor and its Affiliates in the aggregate. The Company agrees to use the same efforts to cause Primary Investor’s designees pursuant to this Section 4(g)i to be elected to the Board as it uses to cause other nominees of the Company to the Board to be elected.

ii.

Without the prior written consent of Primary Investor, the Company shall not enter into any new agreements or transactions or series of agreements or transactions with any Affiliate of the Company or Pegasus or any other holder of 5% or more of the Company’s Capital Stock or any Affiliates of any such stockholder of the Company (a “Related Party Agreement”) or amend or modify the terms of any existing Related Party Agreements, other than: (A) up to $16.3 million payable pursuant to the LSGC Letter Agreement as in effect as of date hereof, (B) up to $500,000 in the aggregate of fees or other amounts payable annually by the Company to Pegasus pursuant to any management or similar services agreement and (C) up to $200,000 in the aggregate of fees or other amounts payable annually by the Company to Primary Investor or any of its Affiliates pursuant to the Support Services Agreement or any other management or similar services agreement, and shall not enter into any definitive agreement or commitment with respect to any of the foregoing or indirectly engage in any of the foregoing through an affiliated Person (including without limitation Pegasus), including cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

iii.	Notwithstanding the foregoing, if after the date of this Agreement there is a change in the applicable rules of The Nasdaq Stock Market or the New York Stock Exchange, that at the time such change becomes effective that would cause the Common Stock not to be initially listed or traded on, or to be delisted by, such exchange as a result of the terms of this Section 4(g), the rights of Primary Investor set forth in this Section 4(g), shall thereafter be limited to the extent required by such changed rules for the Common Stock to be initially listed or traded or continue to be listed or traded on such exchange. In addition, if the lead underwriter(s) of the Qualified Public Offering reasonably concludes and advises the Company that the Common Stock will not be able to be sold in such Qualified Public Offering within a price range acceptable to the Company unless the rights set forth in this Section 4(g) are limited, then the Company shall use commercially reasonable efforts to accommodate the rights of Primary Investor set forth in this Section 4(g) but such rights may be limited to the extent required by such underwriter(s) in order to achieve such price range.

(h) Terms of the Preferred Shares. Each of the parties hereto acknowledges that the Series H Preferred Stock and Series I Preferred Stock (as applicable) shall each have the powers, preferences and rights, and be subject to the qualifications, limitations or restrictions, in each case, set forth in the Series H Certificate of Designation or Series I Certificate of Designation, respectively, including those set forth in the last sentence of Section 5(c) thereof.

(i) Current Public Information. The Company agrees to use its commercially reasonable efforts to make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the Closing.

(j) Certain Actions. Promptly following the date hereof, the Company shall take all actions required to promptly prepare and file any required notice of exempt offering of securities, including a Form D, with the SEC pursuant to the 1934 Act and/or other comparable form with state securities regulators with respect to any applicable “blue sky” laws, in each such case, with respect to the transactions contemplated hereby, including the exercise of Rollover Rights contemplated in Section 4(a).

5. Indemnification by the Company.

(a) Subject to the limitations and other provisions of this Section 5, The Company shall save, defend, indemnify and hold harmless each Purchaser and its affiliates and the respective representatives, directors, officers, employees, members, managers, partners, stockholders, controlling Persons, agents, representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation, warranty or covenant made by the Company and contained in this Agreement and Disclosure Schedule.

(b) Each Purchaser shall give notice to the Company promptly after such Purchaser has actual knowledge of any claim as to which indemnity may be sought, and to the extent such claim is a third party claim, shall permit the Company to assume the defense of any such third party claim or any litigation resulting therefrom; provided, that counsel for the Company who shall conduct the defense of such third party claim or any litigation resulting therefrom shall be approved by Primary Investor, if it is seeking indemnification hereunder, or, in any other circumstances, each applicable Purchaser (such approval by Primary Investor or any other applicable Purchasers shall not unreasonably be withheld conditioned or delayed), and each applicable Purchaser may participate in such defense at its expense (other than as provided below), and provided further, that the failure of any applicable Purchaser to give notice as provided herein shall not relieve the Company of its obligations under this Agreement, except to the extent that the Company is actually and materially prejudiced thereby. Each Purchaser, at the Company’s cost and expense, shall furnish such information regarding itself or the claim in question as the Company may reasonably request and as shall be reasonably required in connection with the defense of any such third party claim and/or litigation resulting therefrom. Each Purchaser shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if (i) the Company fails to prosecute the applicable third party claim or litigation resulting therefrom in a prompt and timely fashion and/or (ii) representation of such Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Purchaser and any other party represented by such counsel in such proceeding; provided, that in no event shall the Company be required to pay the fees and expenses of more than one such separate counsel (other than foreign counsel) for the Purchasers unless and to the extent that representation of a Purchaser by the counsel retained by the Company or by or on behalf of another Purchaser would be inappropriate due to actual or potential differing interests between or among the Company and/or such Purchasers, provided, further, that if Primary Investor is seeking indemnification hereunder, it shall be entitled to select the counsel on behalf of all Purchasers contemplated by this sentence. Notwithstanding anything in this Section 5(b) to the contrary, neither the Company nor any Purchaser shall, without the prior written consent of the other party, settle or compromise any third party claim as to which indemnity may be sought or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of such third party claim; provided, that Primary Investor’s prior written consent shall be required for the Company to take any of such actions if the taking of such actions could or could reasonably be expected to reduce or limit the rights or indemnification recoveries available to, or otherwise increase the liability of or Losses to, Primary Investor, its affiliates and their respective representatives, directors, officers, employees, members, managers, partners, stockholders, controlling Persons, agents, representatives, successors and assigns. If the Company makes any payment on any claim, the Company shall be subrogated, to the extent of such payment, to all rights and remedies of the applicable Purchaser to any insurance benefits or other claims of such Purchaser with respect to such claim.

(c) Survival. The representations and warranties of the parties set forth in this Agreement and the other Transaction Documents shall survive for a period of eighteen (18) months following the Closing and thereafter shall be of no further force or effect; provided, that the representations and warranties set forth in Sections 2(h)ii(B) (Balance Sheet Indebtedness), 2(i)i (Absence of Changes in Indebtedness), 2(r) (Tax Matters), 2(t) (Intellectual Property) and 2(v) (Related Party Transactions) shall survive for the applicable period of the statute of limitations and the representations and warranties set forth in Sections 2(a) (Organization), 2(b) (Power), 2(c) (Subsidiaries), 2(d)i (Authorization), 2(e) (Capital), 2(g) (Capitalization) shall survive indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or a written agreement between the Company and the applicable Purchaser(s) who has made such indemnification claim.

6. General Provisions.

(a) Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity; provided, however, that for purposes of the definition of “Affiliate,” Purchaser shall not be deemed an “Affiliate” of the Company.

“Agreement” shall have the meaning set forth in the preamble.

“Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other similar employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary for such Company Employee.

“Bylaws” shall mean, when used with respect to a specified Person, the bylaws of a Person, as the same may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares, shares of beneficial interest, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or any form of membership, ownership or participation interests, as applicable, including partnership interests, whether now outstanding or hereafter issued and any and all securities, debt instruments, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Certificate of Elimination” shall have the meaning set forth in Section 4(a).

“Certificate of Incorporation” shall mean, when used with respect to a specified Person, the articles or certificate of incorporation or other applicable organizational document of such Person, including any certificate of designation, as currently in effect.

“Closing” shall have the meaning set forth in Section 1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Employee” shall mean each current or former employee, director or individual independent contractor of the Company or any Company Subsidiary.

“Company Information” shall have the meaning set forth in Section 4(e).

“Company SEC Documents” shall have the meaning set forth in Section 2(h)i.

“Company Subsidiary” and “Company Subsidiaries” shall have the meaning set forth in Section 2(c).

“Consents” shall mean all governmental and third party consents, approvals, filings, authorizations, qualifications and waivers necessary to be received or made by a Person.

“Contract” shall mean any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“Conversion Shares” shall have the meaning set forth in Section 2(d)i.

“Credit Facility” shall have the meaning set forth in Section 2(k).

“Debt Facilities” shall have the meaning set forth in Section 2(k).

“Derivative Securities” shall have the meaning set forth in Section 2(g).

“Disclosure Schedule” shall have the meaning set forth in Section 2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall have the meaning set forth in Section 2(h)ii.

“Governmental Body” shall mean any government or governmental or quasi governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Infringe” shall have the meaning set forth in Section 2(t).

“Intellectual Property” shall have the meaning set forth in Section 2(t).

“Late Company Information” shall have the meaning set forth in Section 4(f).

“Law” shall mean any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“LC Facility” shall have the meaning set forth in Section 2(k).

“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings (public or private), governmental proceedings or stockholder actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings.

“Lien” shall mean any mortgage, pledge, Lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or similar restriction or agreement.

“Material Adverse Effect” shall mean any event, change, effect, condition or contingency that has a material adverse effect on the business, assets, liabilities (including contingent liabilities), results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than to the extent resulting from: (i) changes in general business or economic conditions affecting the industry generally in which the Company and the Company Subsidiaries operate, (ii) changes in national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (iii) changes generally affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) changes in applicable Laws (including any changes in interpretations thereof), in each case in the foregoing clauses (i) through (v), inclusive, which do not disproportionately affect the Company or the Company Subsidiaries as compared to other similarly situated participants in the industry in which the Company and the Company Subsidiaries operate.

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 2(s).

“1934 Act” shall have the meaning set forth in Section 2(h)i.

“1933 Act” shall have the meaning set forth in Section 2(h)i.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment, mediation or arbitration award (whether temporary, preliminary or permanent).

“Pegasus” shall mean Pegasus Capital Advisors, L.P.

“Permits” shall mean any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Primary Investor” shall have the meaning set forth in the preamble.

“Private Company Information” shall have the meaning set forth in Section 4(e).

“Purchase Price” shall have the meaning set forth in the recitals.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchasers” shall have the meaning set forth in the preamble.

“Qualified Public Offering” shall mean a firmly committed underwritten public offering of the Common Stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the 1933 Act, where (a) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million.

“Registration Rights Agreement” shall mean the Registration Rights Agreement among the Company, Primary Investor and Riverwood Management to be dated the date hereof, substantially in the form of Exhibit C.

“Riverwood Management” shall mean RW LSG Management Holding LLC.

“SEC” shall have the meaning set forth in Section 2(h)i.

“Series G Preferred Stock” shall mean the Company’s Series G Preferred Stock, par value $0.001 per share.

“Series G Subscription Agreements” shall mean (i) that certain Subscription Agreement (the “Series G Subscription Agreement”), dated as of December 1, 2011, by and among the Company, LSGC Holdings II LLC, PCA LSG Holdings, LLC and the other investors party thereto; (ii) the joinder to the Series G Subscription Agreement executed by the investors party thereto; (iii) the Subscription Agreements, by and between the Company and Mr. Leon Wagner; and (iv) the Subscription Agreements, by and between the Company and PCA LSG Holdings, LLC.

“Series G Units” shall mean the units of the Company’s securities which consist of (i) one share of Series G Preferred Stock and (ii) 83 shares of Common Stock.

“Series H Certificate of Designation” shall have the meaning set forth in the recitals.

“Series H Preferred Stock” shall have the meaning set forth in the recitals.

“Series I Certificate of Designation” shall have the meaning set forth in the recitals.

“Series I Preferred Stock” shall have the meaning set forth in the recitals.

“Subsidiary” shall mean (i) as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries and/or (ii) any Person with respect to which the Company or a Company Subsidiary is a general partner or managing member.

“Support Services Agreement” shall mean the Support Services Agreement among the Company, Primary Investor and Riverwood Management to be dated the date hereof, substantially in the form of Exhibit D.

“Tax Return” shall mean any return, report, estimate, declaration, information return or other document (including any related, attached or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

“Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, escheat payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Transaction Documents” shall mean this Agreement, the schedules and exhibits hereto, the Series H Certificate of Designation, certificates evidencing the Purchased Shares, the Registration Rights Agreement, the Series I Certificate of Designation, the Warrant issued by the Company to Riverwood Management dated the date hereof and any certificate or other document required to be delivered by or on behalf of the Company or any Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

“2011 Form 10-K” shall have the meaning set forth in Section 2(h)i.

(b) Choice of Law. The Laws of the State of New York without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(c) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the applicable Purchaser, provided, that it is understood and agreed that no amendment or waiver of this Agreement shall be applicable to, or with respect to, any Purchaser without such Purchaser’s prior written consent. No delay or failure of any Purchaser in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of each Purchaser are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Purchaser of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by such Purchaser and shall be effective only to the extent in such writing specifically set forth.

(d) Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in ..pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(e) Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

(f) Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and each Purchaser and their respective successors and assigns, heirs, executors and personal representative, as applicable, except that the Company shall not have the right to assign any of its rights under this Agreement without the prior written consent of each Purchaser. Notwithstanding the foregoing, the rights of each Purchaser set forth herein shall inure to the benefit of such Purchaser and its transferees. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5 or as set forth above, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

(h) Notices. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with a follow up copy under (iii) above), to the parties as set forth below:

If to Primary Investor:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Fax: (650) 618-7114

Email: jeff@rwcm.com

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000

Fax: (650) 251-5002

Email: kjensen@stblaw.com

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Gregory T. Kaiser, Chief Financial Officer

Tel: (321) 779-5520

Fax: (321) 779-5521

Email: greg.kaiser@lsgc.com

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel, Esq.

Tel: (214) 651-5645

Fax: (214) 200-0577

Email: greg.samuel@haynesboone.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party. All notices or other communications to be, or otherwise, provided by a Purchaser (other than Primary Investor) must be sent to both Primary Investor and the Company simultaneously in accordance with the procedures set forth in this Section 6(h) in order to be deemed properly delivered.

(i) Entire Agreement. This Agreement, the Warrant, the Transaction Documents and all Exhibits and Schedules attached here or thereto constitute the entire agreement and understanding between the Company and the Purchasers and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the Company and Purchasers relating to the subject matter hereof and thereof.

(j) Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New York, New York in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(k) WAIVER OF JURY TRIAL. EACH PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

(m) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, the Warrant and the other Transaction Documents be consummated as originally contemplated to the greatest extent possible.

(n) Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. A default by any Purchaser of its obligations pursuant to this Agreement shall not constitute a default by any other Purchaser under this Agreement and, except with respect to such defaulting Purchaser, shall not relieve the Company of any of its obligations to any other Purchaser under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents to which it is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

Signature Page to Preferred Stock Subscription Agreement

PURCHASERS:

RW LSG HOLDINGS LLC

By:	Riverwood Capital Management L.P.,
its Managing Member

By:	Riverwood Capital Management Ltd.,
its General Partner

By:	/s/ Michael E. Marks

Name: Michael E. Marks
Title: Director and CEO

9W INVESTMENT FUND I LP

By:	9W Investment Partners LLC,
its general partner

By:	/s/ Brandon L. Jones

Name: Brandon L. Jones
Title: Managing Member

Signature Page to Preferred Stock Subscription Agreement

KINGSBROOK OPPORTUNITIES MASTER FUND LP

By:	KINGSBROOK OPPORTUNITIES GP LLC, its general partner

By:	/s/ Adam J. Chill
Name: Adam J. Chill
Title: Managing Member

Signature Page to Preferred Stock Subscription Agreement

THE MOELIS FAMILY TRUST

By:	/s/ Kenneth Moelis

Name: Kenneth Moelis
Title: Trustee

Signature Page to Preferred Stock Subscription Agreement

/s/ Edmund P. Chiang
Edmund P. Chiang

Signature Page to Preferred Stock Subscription Agreement

/s/ Scott S. DeGhetto
Scott S. DeGhetto

Signature Page to Preferred Stock Subscription Agreement

/s/ Stuart Goldstein
Stuart Goldstein

Signature Page to Preferred Stock Subscription Agreement

/s/ Richard Harding
Richard Harding

Signature Page to Preferred Stock Subscription Agreement

/s/ Camilla Meyer
Camilla Meyer

Signature Page to Preferred Stock Subscription Agreement

/s/ Yadin Rozov
Yadin Rozov

Signature Page to Preferred Stock Subscription Agreement

WADLER REVOCABLE TRUST UAD 3/16/01

By:	/s/ Craig Wadler

Name: Craig Wadler
Title: Managing Director

Signature Page to Preferred Stock Subscription Agreement

WADLER 2010 REVOCABLE TRUST

By:	/s/ Todd J. Wadler

Name: Todd J. Wadler
Title: Managing Director

Signature Page to Preferred Stock Subscription Agreement

/s/ Vincent Lima
Vincent Lima

Signature Page to Preferred Stock Subscription Agreement

WEBBER TRUST DATED 3/15/04

By:	/s/ Brian M. Webber

Name: Brian M. Webber

Signature Page to Preferred Stock Subscription Agreement

RAICH TRUST DATED SEPTEMBER 17, 2001

By:	/s/ Jeffrey A. Raich

Name: Jeffrey A. Raich
Title: Trustee

Signature Page to Preferred Stock Subscription Agreement

MAHMOODZADEGAN-GAPPY TRUST

By:	/s/ Navid Mahmoodzadegan

Name: Navid Mahmoodzadegan
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

/s/ Dominick Petrosino
Dominick Petrosino

Signature Page to Preferred Stock Subscription Agreement

/s/ Adam D. Sokoloff
Adam D. Sokoloff

Signature Page to Preferred Stock Subscription Agreement

ELIANA SARA SOKOLOFF 2503C TRUST

By:	/s/ Adam D. Sokoloff

Name: Adam D. Sokoloff
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

JULIA LEE SOKOLOFF 2503C TRUST

By:	/s/ Adam D. Sokoloff

Name: Adam D. Sokoloff
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

GABRIEL DAVID SOKOLOFF 2503C TRUST

By:	/s/ Adam D. Sokoloff

Name: Adam D. Sokoloff
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

ZELT GST TRUST

By:	/s/ Adam D. Sokoloff

Name: Adam D. Sokoloff
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

SOKOLOFF FAMILY TRUST

By:	/s/ Jonathan D. Sokoloff

Name: Jonathan D. Sokoloff
Title: Authorized Signatory

Signature Page to Preferred Stock Subscription Agreement

/s/ Irwin Simon
Irwin Simon

Signature Page to Preferred Stock Subscription Agreement

/s/ Steven and Ann Van Dyke
Steven and Ann Van Dyke

Signature Page to Preferred Stock Subscription Agreement

BHR Master Fund, Ltd.

By:	/s/ William Brown

Name: William Brown
Title: President

Signature Page to Preferred Stock Subscription Agreement

BHR OC Master Fund, Ltd.

By:	/s/ William Brown

Name: William Brown
Title: President

Signature Page to Preferred Stock Subscription Agreement

/s/ Andrew R. Heyer
Andrew R. Heyer

Signature Page to Preferred Stock Subscription Agreement

/s/ Robert Stein
Robert Stein

Signature Page to Preferred Stock Subscription Agreement

2003 HOCHMAN FAMILY LLC

By:	/s/ Richard H. Hochman

Name: Richard H. Hochman
Title: Managing Member

Signature Page to Preferred Stock Subscription Agreement

/s/ Nathaniel H. Hochman
Nathaniel H. Hochman

Signature Page to Preferred Stock Subscription Agreement

/s/ Jason H. Hochman
Jason H. Hochman

Signature Page to Preferred Stock Subscription Agreement

/s/ Richard H. Hochman
Richard H. Hochman / Carol J. Hochman

Signature Page to Preferred Stock Subscription Agreement

Schedule A

Purchaser	Series	Purchased Shares	Total Cash Consideration
RW LSG Holdings LLC	Series H	50,000	$50,000,000.00
9W Investment Fund I LP	Series H	6,000	$6,000,000.00
Kingsbrook Opportunities Master Fund LP	Series H	2,000	$2,000,000.00
The Moelis Family Trust	Series H	500	$500,000.00
Edmund P. Chiang	Series H	100	$100,000.00
Scott S. DeGhetto	Series H	50	$50,000.00
Stuart Goldstein	Series H	25	$25,000.00
Richard Harding	Series H	50	$50,000.00
Camilla Meyer	Series H	200	$200,000.00
Yadin Rozov	Series H	30	$30,000.00
Wadler Revocable Trust UAD 3/16/01	Series H	25	$25,000.00
Wadler 2010 Revocable Trust	Series H	25	$25,000.00
Vincent Lima	Series H	50	$50,000.00
Webber Trust dated 3/15/04	Series H	25	$25,000.00
Raich Trust dated September 17, 2001	Series H	50	$50,000.00
Mahmoodzadegan-Gappy Trust	Series H	50	$50,000.00
Dominick Petrosino	Series H	25	$25,000.00
Adam D. Sokoloff	Series H	205	$205,000.00
Eliana Sara Sokoloff 2503c Trust	Series H	15	$15,000.00
Julia Lee Sokoloff 2503c Trust	Series H	15	$15,000.00
Gabriel David Sokoloff 2503c Trust	Series H	15	$15,000.00
ZELT GST Trust	Series H	625	$625,000.00
Sokoloff Family Trust	Series H	625	$625,000.00
Irwin Simon	Series I	500	$500,000.00
Steven and Ann Van Dyke	Series I	1,000	$1,000,000.00
BHR Master Fund, Ltd.	Series I	2,920	$2,920,000.00
BHR OC Master Fund, Ltd.	Series I	1,080	$1,080,000.00
Andrew R. Heyer	Series I	500	$500,000.00
Robert Stein	Series I	200	$200,000.00
2003 Hochman Family LLC	Series I	110	$110,000.00
Nathaniel H. Hochman	Series I	12	$12,000.00
Jason H. Hochman	Series I	12	$12,000.00
Richard H. Hochman / Carol J. Hochman	Series I	30	$30,000.00
Total		67,069	$67,069,000.00

Schedule A